Exhibit 10.24

Kemper Corporation 2011 Omnibus Equity Plan

PERFORMANCE-BASED RESTRICTED STOCK AWARD AGREEMENT

This PERFORMANCE-BASED RESTRICTED STOCK AWARD AGREEMENT (“Agreement”) is made as of this ______ day of ___________, 2___ (“Grant Date”) between Kemper Corporation, a Delaware corporation (the “Company”), and «Name» (the “Restricted Stockholder”) for an award of restricted stock consisting of an aggregate of «shares» («number») shares of restricted stock.

SIGNATURES

As of the date set forth above, the parties have executed this Agreement, including
Exhibit A:

KEMPER CORPORATION        RESTRICTED STOCKHOLDER

By: ________________________    _____________________________
«Authorized Officer»                «Name»

By his or her signature below, the spouse of the Restricted Stockholder agrees to be bound by all of the terms and conditions of the foregoing Restricted Stock Agreement.

_____________________________

_____________________________
Print Name

RECITALS

A.    The Board of Directors of the Company has adopted the 2011 Omnibus Equity Plan, including any and all amendments to date (the “Plan”). Capitalized terms that are not defined herein shall be defined in accordance with the Plan.

B.    The Plan is administered by the Compensation Committee of the Company’s Board of Directors (the “Committee”).

C.    The Plan provides for the granting of awards to selected employees, directors and Third Party Service Providers, as the Committee may from time to time determine, including shares of the Company’s Common Stock (the “Shares”), which may be issued as restricted stock.

D.    Pursuant to the Plan, the Committee has determined that it is to the advantage and best interest of the Company and its stockholders to grant an award of restricted stock to the Restricted Stockholder as an inducement to remain in the service of the Company and as an incentive for increased effort during such service, and has approved the execution of this Agreement between the Company and the Restricted Stockholder.

NOW, THEREFORE, the parties hereto agree as follows:

1.    Grant. The Company grants to the Restricted Stockholder an award of restricted stock on the terms and conditions hereinafter set forth, consisting of the aggregate number of Shares of restricted stock set forth above on page one (the “Restricted Stock”).

2.    Vesting and Forfeiture.

(a)    Restricted Period. The Restricted Stock shall be restricted during a period (the “Restricted Period”) beginning on the Grant Date and expiring on the date that the Shares vest (the “Vesting Date”) or are forfeited in accordance with the terms of this Agreement. The Shares will vest on the Vesting Date only to the extent provided in and in accordance with the provisions of Exhibit A.

(b)    Forfeiture or Early Vesting upon Retirement, Death, Disability and Other Events. During the Restricted Period, the Restricted Stock may be subject to forfeiture or early vesting in accordance with the vesting provisions set forth in Part E of Exhibit A.

3.    Delivery of Restricted Stock; Stockholder Rights. The Shares of Restricted Stock will be issued and delivered to a book entry account maintained by the Company’s transfer agent. Thereafter, subject to the forfeiture provisions referenced in Section 2(b) above, the Restricted Stockholder shall be entitled to the rights and privileges of a stockholder of the Company in respect to such Shares of Restricted Stock, including the right to vote and receive dividends (subject to applicable tax withholding obligations) during the Restricted Period on the same basis as all other issued and outstanding Shares.

4.    Fair Market Value of Common Stock. The fair market value (“Fair Market Value”) of a Share of Common Stock shall be determined for purposes of this Agreement by reference to the closing price of a share of Common Stock as reported by the New York Stock Exchange (or such other exchange on which the Shares of Common Stock are primarily traded) for the Grant Date or Vesting Date, as applicable, or if no prices are reported for that day, the last preceding day on which such prices are reported (or, if for any reason no such price is available, in such other manner as the Committee in its sole discretion may deem appropriate to reflect the fair market value thereof).

5.    Withholding of Taxes. The Restricted Stockholder acknowledges that the vesting of Restricted Stock Shares will generally be a taxable event. The Company will instruct the transfer agent to deduct from the Restricted Stockholder’s book entry account whole Shares having a Fair Market Value equal to the amount determined by the Company to satisfy any applicable minimum statutory withholding or other tax obligations that may arise upon such vesting, and the Restricted Stockholder shall remit to the Company in cash any and all applicable withholding taxes resulting from fractional shares. The Company shall withhold from any dividends paid during the Restricted Period only the amounts the Company is required to withhold to satisfy any applicable tax withholding requirements with respect to such dividends based on minimum statutory withholding rates for federal and state tax purposes, including any payroll taxes.

6.    No Assignment or Other Transfer. During the Restricted Period, neither this Agreement, the Restricted Stock or any rights and privileges granted hereby may be transferred, assigned, pledged or hypothecated in any way, whether by operation of the law or otherwise, except by will or the laws of descent and distribution. Without limiting the generality of the preceding sentence, no rights or privileges granted hereby may be assigned or otherwise transferred during the Restricted Period to the spouse or former spouse of the Restricted Stockholder pursuant to any divorce proceedings, settlement or judgment. Any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of this Agreement, the Restricted Stock or any other rights or privileges granted hereby contrary to the provisions hereof shall be null and void and of no force or effect.

7.    Certain Adjustments. The provisions of Articles 4.4 and 19.2 of the Plan relating to certain adjustments in the case of stock splits, reorganizations, equity restructurings and similar matters described therein are hereby incorporated in and made a part of this Agreement. Any such adjustments shall be made by the Committee, whose determination as to what adjustments shall be made, and the extent thereof, shall be final, binding and conclusive. No fractional Shares of stock shall be issued under the Plan on any such adjustment.

8.    Participation by Restricted Stockholder in Other Company Plans. Nothing herein contained shall affect the right of the Restricted Stockholder to participate in and receive benefits under and in accordance with the then current provisions of any retirement plan or employee welfare benefit plan or program of the Company or of any subsidiary or affiliate of the Company, subject in each case, to the terms and conditions of any such plan or program.

9.    Not an Employment or Service Contract. Nothing herein contained shall be construed as an agreement by the Company or any of its subsidiaries or affiliates, expressed or implied, to employ or contract for the services of the Restricted Stockholder, to restrict the right of the Company or any of its subsidiaries or affiliates to discharge the Restricted Stockholder or cease contracting for the Restricted Stockholder’s services or to modify, extend or otherwise affect in any manner whatsoever, the terms of any employment agreement or contract for services which may exist between the Restricted Stockholder and the Company or any of its subsidiaries or affiliates.

10.    Agreement Subject to the Plan. The Restricted Stock hereby granted is subject to, and the Company and the Restricted Stockholder agree to be bound by, all of the terms and conditions of the Plan, as the same may be amended from time to time hereafter in accordance with the terms thereof, but no such amendment shall adversely affect the Restricted Stockholder's rights under this Agreement without the prior written consent of the Restricted Stockholder. To the extent that the terms or conditions of this Agreement conflict with the terms or conditions of the Plan, the Plan shall govern.

11.    Arbitration. All disputes related to this Agreement or any Restricted Stock granted hereunder, shall be submitted to binding arbitration with the American Arbitration Association (“AAA”) pursuant to the AAA Employment Arbitration Rules and Mediation Procedures (“AAA Rules”). A copy of the AAA Rules is available to the Restricted Stockholder upon written request to the Company’s Director of Human Resources at One East Wacker Drive, Chicago, Illinois 60601 (or such other address as the Company may specify from time to time), or may be obtained online at: www.adr.org.

To initiate arbitration, either party must file a Demand for Arbitration (“Demand”) in the manner described in the AAA Rules. After a demand has been filed and served, either party may request that the dispute initially be mediated pursuant to the AAA Rules. If mediation does not fully resolve the dispute, then the matter will be subject to arbitration before a single arbitrator who shall have the power to award any types of legal or equitable relief available in a court of competent jurisdiction [excluding punitive damages], including, but not limited to, attorneys’ fees and costs, to the extent such relief is available under applicable law, and all defenses that would be applicable in a court of competent jurisdiction shall be available. All administrative costs of arbitration (including reimbursement of filing fees) and the fees of the arbitrator will be paid by the Company.

12.    Execution. This Agreement has been executed and delivered as of the day and year first above written at Chicago, Illinois, and the interpretation, performance and enforcement of this Agreement shall be governed by the laws of the state of Delaware without application of its conflicts of laws principles.

13.    Miscellaneous. This Agreement, together with the Plan, is the entire agreement of the parties with respect to the Restricted Stock granted hereby and may not be amended except in a writing signed by both the Company and the Restricted Stockholder.

<ADD THE NEXT SECTION FOR ALL GRANTS TO ALL EXECUTIVE OFFICERS OF THE COMPANY>

14.    Clawbacks. Notwithstanding the vesting terms or any other provision set forth in this Agreement, the rights, payments, and benefits with respect to this Award are subject to reduction, cancellation, forfeiture, or recoupment by the Company if and to the extent required by applicable law, regulation of the Securities and Exchange Commission, or rule or listing requirement of the New York Stock Exchange (collectively “Applicable Requirements”) in connection with an accounting restatement or under such other circumstances as specified in the Applicable Requirements. Any action taken by the Company under this provision shall be made pursuant to the Committee’s determination, which shall be final, binding and conclusive.
<ADD THE NEXT SECTION FOR ALL GRANTS TO THE FOLLOWING OFFICERS OF THE COMPANY: CEO; COO; PRESIDENT; AND VICE PRESIDENTS >

15.    Stock Holding Period. The Restricted Stockholder agrees to hold the shares of Restricted Stock acquired hereunder for a minimum of twelve months following their Vesting Date. This holding period shall not apply to shares of Restricted Stock withheld by the Company to settle tax liabilities related to the vesting of such shares.

EXHIBIT A

Vesting Schedule for the Award Agreement

A. Definition of Terms:

“Additional Shares” means any Shares to be issued to the Restricted Stockholder on the Vesting Date in the event that the Company’s Relative TSR Percentile Rank exceeds the Target Performance Level.

“Award Agreement” means the Performance-Based Restricted Stock Award Agreement to which this Exhibit is a part, pursuant to which an award of performance-based Restricted Stock has been granted.

“Grant Date” is defined in the Award Agreement.

“Peer Group” means the peer group approved by Committee which shall be the companies that comprised the S&P Supercomposite Insurance Index at the beginning of the Performance Period (other than the Company), adjusted as of the end of the Performance Period to remove any such companies which are no longer included in the S&P Supercomposite Insurance Index as of the last day of the Performance Period.

“Performance Period” means the three-year period ending on the December 31 immediately preceding the Vesting Date.

“Company’s Relative TSR Percentile Rank” means the Company’s TSR Percentile Rank relative to the companies in the Peer Group as determined by the Committee for the Performance Period.

“Target Shares” means the number of Shares of performance-based Restricted Stock granted on the Grant Date pursuant to the Award Agreement.

“Target Performance Level” means the Company’s Relative TSR Percentile Rank at the 50th percentile.

“TSR” means Total Shareholder Return as determined by the Committee for the Performance Period.

“TSR Percentile Rank” means the percentile performance of the Company and each of the companies in the Peer Group based on the TSR for such company as determined by the Committee for the Performance Period.

“Vesting Date” means the three-year anniversary of the Grant Date.

B. Determination of Vesting Date Events:

As soon as practicable following the end of the Performance Period, the Committee will determine the Company’s Relative TSR Percentile Rank in accordance with the methodology described in the next section below. The Company’s Relative TSR Percentile Rank will determine the number of Target Shares that will vest or be forfeited on the Vesting Date, and the number of Additional Shares, if any, that will be issued to the Restricted Stockholder on the Vesting Date, as described below under “Vesting Determination.”

C. TSR Percentile Rank Calculation Methodology:

The Company’s Relative TSR Percentile Rank will be calculated in a two-step process. First, the TSR will be calculated for the Company and each company in the Peer Group. Then, the TSR Percentile Rank for the Company and each of the companies in the Peer Group will be determined. The TSR and the TSR Percentile Rank will be determined by the Committee in accordance with the formula and methods approved by the Committee, as described below.

Formula for Calculating TSR

For purposes of this Exhibit A to the Award Agreement, TSR for the Company and each of the companies comprising the Peer Group will be calculated as follows:

Ending Stock Price – Beginning Stock Price + Dividends Reinvested on all Ex-Dividend Dates
Beginning Stock Price

Share Price Averaging Period
The beginning and ending stock prices in the above formula for TSR will be calculated using a trailing average approach (i.e., average of the closing stock prices for 20 consecutive trading days prior to the beginning and end of the Performance Period).

Reinvestment of Dividends and Other Adjustments
The above TSR formula assumes that dividends are paid and reinvested into additional shares of common stock on their ex-dividend dates. TSR will be adjusted for stock dividends, stock splits, spin-offs and other corporate changes having a similar effect.

Calculation of TSR Percentile Rank

The percentile performance for determining the TSR Percentile Rank will be measured using the Microsoft Excel function PERCENTRANK.

D. Vesting Determination:

Once the Company’s Relative TSR Percentile Rank is determined by the Committee, the Company will confirm the number of Target Shares that will vest or be forfeited on the Vesting Date, and the number of Additional Shares, if any, that will be issued to the Restricted Stockholder on the Vesting Date consistent with the following provisions:

•
If the Company’s Relative TSR Percentile Rank is at the Target Performance Level, 100% of the Target Shares will vest on the Vesting Date. If the Company’s Relative TSR Percentile Rank is above the Target Performance Level, Additional Shares will also be issued to the Restricted Stockholder on the Vesting Date. If the Company’s Relative TSR Percentile Rank is less than the Target Performance Level, some or all of the Target Shares will be forfeited.

•
The number of the Target Shares that will vest on the Vesting Date, and the number of any Additional Shares that will be issued to the Restricted Stockholder on the Vesting Date, will be determined in accordance with the table set forth below. Any Target Shares that do not vest in accordance with the table will be forfeited on the Vesting Date.

If the Company’s Relative TSR Percentile Rank for the Performance Period falls between the percentile levels specified in the first column of the table, the number of Shares that will vest or be granted or forfeited on the Vesting Date shall equal the number corresponding to the percentage interpolated on a straight-line basis from the percentages specified in the second column of the table.

Company’s Relative TSR Percentile Rank	Total Shares to Vest (and/or to be Granted) on Vesting Date as Percentage of Target Shares
90th or Higher	200.00%
75th	150.00%
50th	100.00%
25th	50.00%
Below 25th	—%

E. Determination of Vesting in Case of Certain Terminations and Other Events:

Notwithstanding any contrary provisions of the Plan:

(1)    Retirement. If the Restricted Stockholder Retires before the Vesting Date but continues to render services to the Company or one of its affiliates as a director, or as a Third Party Service Provider, all Shares of Restricted Stock held by the Restricted Stockholder will remain outstanding while such services continue. At the time such post-Retirement services end (other than as a result of death or disability), or upon Retirement if the Restricted Stockholder does not continue to render such services as a director, or as a

Third Party Service Provider, then the Restricted Stock will vest, to the extent earned for the Performance Period, in an amount equal to the number of Target Shares that would vest in accordance with the provisions of Parts A – D above, if any, multiplied by a fraction, the numerator of which is the number of full months in the Performance Period during which the Restricted Stockholder was an active employee and the denominator of which is the total number of months in the Performance Period. A partial month worked shall be counted as a full month if the Restricted Stockholder was an active employee for fifteen (15) days or more in that month. No Additional Shares shall be issued to the Restricted Stockholder, and all Shares of Restricted Stock that do not vest in accordance with this provision shall be forfeited.

(2)    Termination on Death or Disability. Upon the termination of the Restricted Stockholder’s employment or service agreement before the Vesting Date due to death or Disability: (a) the Performance Period shall be deemed to have been completed, and the Vesting Date shall be deemed to have occurred, on the effective date of such employment termination if such termination date is earlier than the last day of the Performance Period; and (b) a number of Shares of Restricted Stock shall vest in an amount equal to the number of Target Shares multiplied by a fraction, the numerator of which is the number of full months in the Performance Period during which the Restricted Stockholder was an active employee and the denominator of which is the total number of months in the original Performance Period. A partial month worked shall be counted as a full month if the Restricted Stockholder was an active employee for fifteen (15) days or more in that month. No Additional Shares shall be issued to the Restricted Stockholder, and all Shares of Restricted Stock that do not vest in accordance with this provision shall be forfeited.

(3)    Termination on Divestiture or Reduction in Force. In the event that the Restricted Stockholder’s employment is terminated before the Vesting Date (a) upon and as result of the sale or divestiture by the Company of an affiliate which employs the Restricted Stockholder, or (b) by the affiliate of the Company which employs the Restricted Stockholder as part of a reduction in force, then the provisions on Vesting Date, Performance Period and vesting determination set forth in Parts A – D above shall be deemed revised as follows:

•	The Performance Period shall be deemed revised to end on the effective date of such employment termination;

•
The Company’s Relative TSR Percentile Rank will be determined for such truncated Performance Period by the Committee in accordance with the methodology set forth above, the Vesting Date shall be deemed revised to the date of such determination;

•	The Target Shares will vest or be forfeited in accordance with the table set forth below, but no Additional Shares will be issued to the Restricted Stockholder; and

•
If the Company’s Relative TSR Percentile Rank for the truncated Performance Period falls between the percentile levels specified in the first column of the table set forth below, the number of Target Shares that will vest on the Vesting Date shall equal the number corresponding to the percentage interpolated on a straight-line basis from the percentages specified in the second column of the table.

Company’s Relative TSR Percentile Rank	Total Shares to Vest on Vesting Date as Percentage of Target Shares
50th or Higher	100.00%
25th	50.00%
Below 25th	—%

(4)    Other Termination of Employment. If the Restricted Stockholder ceases to be an Employee of the Company or any of its Affiliates before the Vesting Date under circumstances other than those set forth in the foregoing subsections (1) – (3) of this Section E, all unvested Shares of Restricted Stock held by the Restricted Stockholder shall be forfeited to the Company on the date of such cessation of Employment, and No Additional Shares shall be issued to the Restricted Stockholder.

(5)    Leave of Absence. In the event that the Restricted Stockholder is on an approved Leave of Absence (other than a short-term disability leave) at the end of the Performance Period, or takes such a leave of absence at any time during the Performance Period, then the Restricted Stock will vest, forfeit or be granted, as applicable, to the extent earned for the Performance Period, in an amount equal to the number of Target Shares that would vest and the number of Additional Shares that would be issued in accordance with the provisions of Parts A – D above, if any, multiplied by a fraction, the numerator of which is the number of full months in the Performance Period during which the Restricted Stockholder was an active employee not on such leave of absence and the denominator of which is the total number of months in the Performance Period.

(6)    Change of Control. This Award may be subject to termination or early vesting in connection with a Change in Control in accordance with the provisions of Section 18.3 of the Plan.

F. Interpretations Related to Calculations and Determinations Related to Performance:

(1)Interpretations. The Company shall have the reasonable discretion to interpret or construe ambiguous, unclear or implied terms applicable to this Award Agreement, and to make any findings of fact necessary to make a calculations or determination hereunder.

(2)Disagreements.     A decision made in good faith by the Company shall govern and be binding in the event of any dispute regarding a method of calculation of performance or a determination of vesting or forfeiture in connection with this Award.

(3)Method of Calculating Final Number of Vested or Forfeited Target Shares.

The following methods shall apply in determining the number of Target Shares that will vest or be forfeited on the Vesting Date pursuant to Section D above. As a general rule, the determination for performance that falls between Percentile Rank points in the table in Section D above would be interpolated on a straight-line basis, as stated in Section D.

Specifically, the formula to be used to calculate the final number of Target Shares that will vest or be forfeited is as follows:

•	For TSR performance between the 25th & 50th Percentile Ranks, the number of Target Shares that will vest as a % of the total number of Target Shares equals: 50% + [(Actual Percentile Rank - 25)/50]%

•	For TSR performance between the 50th & 75th Percentile Ranks, the number of Target Shares that will vest as a % of the total number of Target Shares equals: 100% + [(Actual Percentile Rank - 50)/50]%

•	For TSR performance between the 75th & 90th Percentile Ranks, the number of Target Shares that will vest as a % of the total number of Target Shares equals: 150% + [(Actual Percentile Rank - 75)/30]%

Note that since the interval between the 75th & 90th Percentile Rank is shorter (15 percentiles) compared to the other quadrants (25 percentiles), the vesting result for this particular quadrant would be higher compared to the other quadrants.

(4)Rounding Conventions.

•	Regarding rounding of TSRs, percentages for each company in the Peer Group shall be computed to two decimal points, i.e., XX.XX%)

•
Regarding TSR Percentile Rank, the percentile rankings for each company in the Peer Group shall be rounded to the nearest percentage (e.g., 85% rather than 85.4166666%) before calculating the linearly interpolated payout, and the final payout percentage shall be rounded to the nearest percentage (e.g., 183% rather than 183.333333%).

•
Target Shares that will vest and any Additional Shares that will result from the application of the methods and formula set forth in the foregoing subsection F(3) and Section D above shall only be paid out in whole Shares. Any fractional Shares that would otherwise result from such application shall be rounded down to the nearest whole number of Shares.